Exhibit 99.1

Clinical Data Featuring Trovagene's Precision Cancer Monitoring Platform to be Presented at the Molecular DX Europe Conference

Urinary liquid biopsy shown to monitor early drug response to anti-EGFR therapy

SAN DIEGO, April 7, 2016 /PRNewswire/ -- Trovagene, Inc. (NASDAQ: TROV), a developer of cell-free molecular diagnostics, announced today that clinical data featuring its Precision Cancer Monitoring® platform will be presented at the Molecular DX Europe conference. Hatim Husain, M.D., University of California, San Diego Moores Cancer Center will deliver the presentation at 11:15 a.m. (WEST) in Lisbon, Portugal. The presentation, entitled Dynamic Changes in EGFR Mutation Circulating Tumor DNA in Urine on Anti-EGFR Therapy will feature data from clinical studies in lung cancer.

Molecular DX Europe Presentation Details

April 7, 2016, 11:15 a.m. WEST Circulating Cell-Free DNA session: strategies for bringing liquid biopsy to the clinic.
Title: Dynamic Changes in EGFR Mutation Circulating Tumor DNA in Urine on Anti-EGFR Therapy
Presenter: Hatim Husain, M.D., University of California, San Diego Moores Cancer Center.
Presentation Highlights:

  Monitoring early drug response to anti-EGFR therapy to model tumor lysis
  Analyzing pretreatment kinetics and dynamic changes in circulating tumor DNA (ctDNA) for patients on therapies directed against KRAS
  Evaluating urine as a modality for monitoring ctDNA.

Trovagene's urine-based BRAF, KRAS and EGFR oncogene mutation assays are now available to healthcare providers for detection and or monitoring of tumor dynamics in their patients before, during and after treatment. Physicians interested in utilizing these tests should contact Client Services at 888-391-7992. For more information, please visit www.trovagene.com/our-tests.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is leveraging its proprietary technology for the detection and monitoring of cell-free DNA in urine. The Company's technology detects and quantitates oncogene mutations in cancer patients for improved disease management. Trovagene's precision cancer monitoring platform is designed to provide important clinical information beyond the current standard of care, and is protected by significant intellectual property including multiple issued patents and pending patent applications globally.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as "anticipate," "believe," "forecast," "estimated" and "intend" or other similar terms or expressions that concern Trovagene's expectations, strategy, plans or intentions. These forward-looking statements are based on Trovagene's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our need for additional financing; uncertainties of patent protection and litigation; clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or fourth party payer reimbursement; limited sales and marketing efforts and dependence upon fourth parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. There are no guarantees that any of our technologies or products will provide competitive advantages, be utilized by physicians or other service providers, prove to be commercially successful or assist in the treatment of cancer patients. Trovagene does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Trovagene's Form 10-K for the year ended December 31, 2015 and other periodic reports filed with the Securities and Exchange Commission.

Contact
Investor Relations	Media Relations
David Moskowitz and Amy Caterina Investor Relations	Jody LoMenzo Corporate Practice Counsel
Trovagene, Inc.	Inventiv Health Public Relations
858-952-7593	212-364-0458
ir@trovagene.com	Jody.LoMenzo@inventivhealth.com

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